                                   EXHIBIT 11

                             AMSOUTH BANCORPORATION

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                            SIX MONTHS         THREE MONTHS
                                           ENDED JUNE 30       ENDED JUNE 30
                                        ------------------- -------------------
                                          1994      1993      1994      1993
                                        --------- --------- --------- ---------
                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Net income.............................   $81,874   $77,774   $42,900   $39,699
                                        ========= ========= ========= =========
Average shares of common stock out-
 standing..............................    54,588    50,345    54,782    50,965
                                        ========= ========= ========= =========
Earnings per common share.............. $    1.50 $    1.54 $    0.78 $    0.78
                                        ========= ========= ========= =========

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